Exhibit 99.1

Press Release

AmStem Announces Delay in Filing of Annual Statements

San Francisco, CA – July 19, 2010 – AmStem Corporation (OTCBB: AMST), a leading provider of biotherapeutic and cosmetic stem cell products, stem cell collection and storage expertise and access to nanotechnology vital to stem cell research, announced today that filing of its annual financial statements for fiscal year ended March 31, 2010 with the Securities and Exchange Commission will be delayed.

AmStem CFO Andrew Norstrud said, “KPMG completed an audit in compliance with U.S. Generally Accepted Accounting Principles (GAAP). However the firm did not use U.S. Generally Accepted Auditing Standards (GAAS). Our auditors have been in the process of reviewing the work papers and hoped we could obtain the necessary consent to complete the filing. This consent was not obtained and it now appears we will have to engage our US audit firm to re-audit the Histostem financial statements under GAAS procedures.

“The review of the work papers was satisfactory and we do not expect any material changes to the numbers previously audited by KPMG and included in the 8-k filed on April 27, 2010. We now expect to be able to issue complete consolidated numbers in the next 45 to 60 days,” Norstrud said.

About AmStem Inc.

AmStem Inc. is a corporation registered in the State of Nevada with offices in San Francisco, California and Seoul, Korea. The company is a world leader in the area of stem cell research using stem cells derived from the umbilical cord immediately after birth. The company has 19 U.S. and international patents related to stem cell processing, application and clinical treatments. AmStem owns one of the largest cord blood stem cell banks in the world with more than 80,000 cord blood units stored in Korea. The facility in Korea is highly accredited including Korean FDA approval (KFDA). The units of cord blood are processed and stored by the company for use in unrelated transplant for personal storage and use in the family setting for transplant and regenerative medicine. The company is developing a line of cosmeceuticals based upon its proprietary stem cell technology and sourcing its own materials from its expansive operation in Korea. The company has treated more than 800 people in clinical trials for purposes of developing its patent portfolio.

An investment profile on AmStem may be found at http://www.hawkassociates.com/profile/amst.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

For more information contact AmStem CFO Andrew Norstrud at (813) 283-2556 or Tom Fox at Hawk Associates at (305) 451-1888 or visit: http://amsteminc.com.

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for AmStem Corporation may be forward-looking statements that involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statement contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, successfully complete clinical trials, our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capability or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in the press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statement to reflect events or circumstances that occur after the date hereof.